EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER FINANCIAL RESULTS
STRATEGIC ACTIONS TAKEN IN FIRST HALF OF 2024 RESULT IN IMPROVED PROFITABILITY

NOVATO, CA, October 28, 2024 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced net income of $4.6 million for the third quarter of 2024, compared to a net loss of $21.9 million for the second quarter of 2024. Diluted earnings per share was $0.28 for the third quarter, compared to a net loss per share of $(1.36) for the prior quarter. Net loss for the first nine months of 2024 totaled $14.4 million, compared to net income of $19.3 million for the same period last year. Diluted (loss) earnings per share were $(0.90) and $1.20 for the first nine months of 2024 and 2023, respectively. Year-to-date 2024 results reflected a $32.5 million pretax loss from the balance sheet restructuring in the second quarter.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the third quarter 2024 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“The strategic, proactive steps we took to reposition our balance sheet and reduce operating expenses in the first half of the year delivered the net interest margin expansion and improved profitability that we expected in our third quarter results,” said Tim Myers, President and Chief Executive Officer. “We also continued to invest in talent, and our banking teams generated a steady volume of attractive lending opportunities while maintaining our strong underwriting criteria and overall credit quality. We added higher yielding assets in the third quarter and positioned the bank for ongoing growth we believe will further support our margin in coming quarters.

“We also grew our deposits in the quarter, primarily with non-interest bearing accounts,” Myers added. “Our proven relationship banking model enables us to attract new customers and deepen ties with existing ones via high-touch service on deposits. We expect these positive trends on both sides of our balance sheet to continue, driving additional momentum and ongoing improvement in our financial performance on behalf of our shareholders.”

Bancorp also provided the following highlights for the third quarter of 2024:

•The tax-equivalent net interest margin increased to 2.70% in the third quarter from 2.52%, reflecting the addition of higher average earning assets from the second quarter balance sheet restructuring, including new loans funded and purchased at yields higher than both the portfolio average yield and loans that paid off.

•The average cost of total deposits increased only 1 basis point to 1.46% in the third quarter compared to a 7 basis point increase in the prior quarter. After a targeted effort to begin reducing rates was initiated mid-August, the average spot rate on non-deposit-network, interest-bearing deposits declined 18 bps while balances went up approximately $10.0 million by September 30th.

•There was no provision for credit losses on loans in the third quarter and a $233 thousand reversal of provision for credit losses on unfunded commitments, compared to a provision of $5.2 million for credit losses and no provision for losses on unfunded commitments in the previous quarter. The allowance for credit losses remained at 1.47% of total loans compared to June 30, 2024.

•Classified loans decreased to 2.51% of total loans compared to 2.63% last quarter largely due to the payoff in full of a $1.8 million commercial loan, including all accrued interest.

•Total deposits of $3.309 billion as of September 30, 2024 were up $95.5 million compared to $3.214 billion as of June 30, 2024, mostly due to seasonal inflows and new deposit accounts added in the quarter. Non-interest bearing deposits increased to 44.5% of total deposits as of September 30, 2024, compared to 44.1% as of June 30, 2024.

•Return on average assets ("ROA") was 0.48% for the third quarter of 2024 and return on average equity ("ROE") was 4.17%. The efficiency ratio for the third quarter of 2024 was 75.18%.

•Capital was above well-capitalized regulatory thresholds with total risk-based capital ratios of 16.40% and 15.82% as of September 30, 2024 for Bancorp and the Bank, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.72% as of September 30, 2024, and the Bank's TCE ratio was 9.32%. The Bancorp's TCE ratio net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized1 was 8.16% as of September 30, 2024.

•Bancorp repurchased $4.2 million in shares during the quarter, contributing to an increase in the book value per share to $27.17 at September 30, 2024 compared to $26.72 at June 30, 2024, and the tangible book value per share2 to $22.46 at September 30, 2024 compared to $22.05 at June 30, 2024.

•Non-interest expense included an accrual for a non-repeatable legal resolution of a Private Attorneys General Act / putative class action lawsuit of approximately $615 thousand with an after-tax estimated $0.04 impact to earnings-per-share.

•The Board of Directors declared a cash dividend of $0.25 per share on October 24, 2024, which represents the 78th consecutive quarterly dividend paid by Bancorp. The dividend is payable on November 14, 2024, to shareholders of record at the close of business on November 7, 2024.

“As we have throughout our 30-plus years, we maintain consistently high capital and liquidity levels, while prudently managing costs even as we generate new business and pursue more robust loan growth,” said Tani Girton, Executive Vice President and Chief Financial Officer.

“As we often do, we expect to see seasonal strengthening in loan production in the fourth quarter as our commercial borrowers firm up year-ahead budgets and align credit plans with their growth initiatives for 2025,” Girton continued. “Our pipeline is well-diversified across industries and throughout our Northern California footprint.”

Loans and Credit Quality

Loans increased by $7.7 million for the third quarter of 2024 and totaled $2.090 billion as of September 30, 2024, compared to $2.082 billion as of June 30, 2024. Additions to the loan portfolio in the third quarter totaled $63.9 million and consisted of loan originations of $28.2 million and the previously announced purchase of a residential real estate loan pool totaling $35.7 million, compared to originations of $64.1 million for the second quarter of 2024 and $22.7 million for the third quarter of 2023. Loans increased $16.4 million during the nine months ended September 30, 2024, compared to a $5.6 million decrease during the nine months ended September 30, 2023. Excluding the loan pool purchase noted above, loan originations totaled $104.7 million for the nine months ended September 30, 2024, compared to $90.3 million for the nine months ended September 30, 2023.

Loan payoffs were $30.9 million for the third quarter, compared to $31.2 million for the second quarter of 2024 and $12.7 million for the third quarter of 2023. The largest portion was the result of asset sales by customers and cash payoffs, most notably in commercial loans and commercial real estate loans during the quarter. Payoffs were $83.9 million in the nine months ended September 30, 2024, compared to $59.5 million for the same period in 2023.
1 Refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.
2 Tangible book value per share is a non-GAAP financial measure used by Bancorp, as well as investors and analysts, in assessing Bancorp’s use of equity. Refer to the reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.

Non-accrual loans totaled $39.9 million, or 1.91% of the loan portfolio, at September 30, 2024, compared to $33.7 million, or 1.62% at June 30, 2024. The $6.2 million increase resulted from the movement of three loans totaling $8.5 million to non-accrual status in the third quarter, $8.1 million of which was a non-owner occupied commercial real estate loan whose renewal negotiations remain ongoing with no expectations for actual losses. This was partially offset by payoffs and paydowns of $1.8 million and $412 thousand, respectively, and removal of non-accrual status on $79 thousand. Of the total non-accrual loans as of September 30, 2024, approximately 50% were paying as agreed, 80% were real estate secured, and all are being closely monitored for payments or payoff.

Bank of Marin has continued its conservative underwriting practices and, in light of current market conditions, our portfolio management and credit teams are exercising heightened vigilance for potential credit quality weakening. Classified loans decreased by $2.3 million to $52.4 million as of September 30, 2024, down from $54.7 million as of June 30, 2024. The decrease was largely due to a $1.8 million payoff of a commercial loan, $494 thousand of contractual paydowns, and upgrades to pass of home equity loans totaling $336 thousand, partially offset by downgrades of a $305 thousand owner-occupied commercial real estate loan and a $67 thousand home equity loan.

Accruing loans past due 30 to 89 days excluding non-accrual totaled $6.9 million as of September 30, 2024, compared to $2.2 million as of June 30, 2024. The increase of $4.7 million was primarily due to $6.7 million of additions, partially offset by $1.7 million of loan paydowns or pay offs and a $309 thousand loan placed on non-accrual.

Loans designated special mention, which are not considered adversely classified, decreased by $9.5 million to $89.5 million as of September 30, 2024, from $99.0 million as of June 30, 2024. The decrease was largely due to $20.1 million in upgrades to pass risk ratings and contractual paydowns of $1.2 million, partially offset by $11.7 million in downgrades from pass. Of the loans designated special mention, 90% were real estate secured.

There were no net charge-offs for the third quarter of 2024, compared to net charge-offs of $26 thousand for the second quarter of 2024.

There was no provision for credit losses on loans in the third quarter compared to $5.2 million in the prior quarter. Minor qualitative risk factor adjustments and loan growth in several segments with lower reserve rates in the quarter were offset by balance declines in other segments with higher reserve rates, as well as a slight improvement in the economic forecast. The ratio of allowance for credit losses to total loans remained at 1.47% at September 30, 2024, compared to June 30, 2024.

There was a reversal of provision for credit losses on unfunded loan commitments of $233 thousand in the third quarter of 2024 due to a decrease in available commitments, compared to no adjustment to the provision in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $229.2 million at September 30, 2024, a decrease of $2.2 million compared to $231.4 million at June 30, 2024 largely due to loan pool and investment securities purchases and loan fundings, partially offset by the growth in deposits.

Investments

The investment securities portfolio totaled $1.257 billion at September 30, 2024, an increase of $99.5 million from June 30, 2024. The increase was primarily the result of $114.5 million available-for-sale securities purchases and a $7.9 million improvement in unrealized losses on available-for-sale securities, offset by principal repayments and maturities totaling $22.9 million. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 3.58 on available-for-sale securities and 5.35 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $31.9 million and $28.6 million in the third and second quarters of 2024, respectively.

Deposits

Deposits increased $95.5 million to $3.309 billion at September 30, 2024, compared to $3.214 billion at June 30, 2024. Non-interest bearing deposits made up 44.5% of total deposits at September 30, 2024, compared to 44.1% at June 30, 2024. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated nearly 1,200 new accounts during the third quarter, 48% of which were new relationships (excluding new reciprocal accounts).

Borrowings and Liquidity

At September 30, 2024, the Bank had no outstanding borrowings, consistent with June 30, 2024. While available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $1.934 billion, or 58% of total deposits and 208% of estimated uninsured and/or uncollateralized deposits as of September 30, 2024.

The following table details the components of our contingent liquidity sources as of September 30, 2024.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$204.9	$—	$204.9
Unencumbered securities at market value	302.3	—	302.3
External Sources
FHLB line of credit	923.6	—	923.6
FRB line of credit	377.8	—	377.8
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,933.6	$—	$1,933.6
1 Excludes cash items in transit as of September 30, 2024.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.40% at September 30, 2024, compared to 16.46% at June 30, 2024. The decrease was largely due to the $4.2 million in share repurchases. The total risk-based capital ratio for the Bank was 15.82% at September 30, 2024, compared to 15.54% at June 30, 2024.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.72% at September 30, 2024, compared to 9.92% at June 30, 2024. The TCE ratio decreased slightly quarter over quarter due mainly to the increase in tangible total assets. The capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $24.3 million for the third quarter of 2024, a $1.8 million increase from the prior quarter related to the favorable reallocation of earning assets from lower yielding investments to higher yielding cash, loans and investments.

Net interest income totaled $69.4 million for the nine months ended September 30, 2024, compared to $78.5 million for the same period in the prior year. The $9.1 million decrease from the prior year was primarily due to a smaller balance sheet and higher costing deposits, partially offset by lower borrowing costs and higher average earning asset yields.

The tax-equivalent net interest margin was 2.70% for the third quarter of 2024, compared to 2.52% for the prior quarter. Higher average cash and loan balances, and lower average borrowing balances contributed 26, 3, and 2 basis points, respectively, while lower average investment security balances and higher cost of deposits reduced margin by 8 and 3 basis points, respectively.

The tax-equivalent net interest margin was 2.57% for the nine months ended September 30, 2024, compared to 2.66% for the same period in the prior year. The decrease was primarily attributed to higher deposit costs which reduced the margin by 77 basis points, partially offset by higher loan yields contributing 32 basis points and lower borrowing balances which positively affected the margin by 33 basis points. Higher interest-earnings deposits with banks and decreased investment security balances netted a positive effect of 6 basis points.

Non-Interest Income

Non-interest income was $2.9 million for the third quarter of 2024, compared to a loss of $29.8 million for the prior quarter. The increase from the prior quarter was primarily attributed to a $32.5 million net loss on sale of available-for-sale investment securities in the second quarter, as discussed previously. Excluding the loss on sale, non-interest income was $2.8 million for the second quarter. See the non-GAAP disclosure below. The quarter over quarter increase of $100 thousand excluding the loss on sale was primarily due to a $121 thousand increase in wealth management and trust services income.

Non-interest income showed a loss of $24.1 million for the nine months ended September 30, 2024, compared to income of $8.3 million for the same period of the prior year. The $32.4 million decrease from the prior year period was primarily attributed to a $32.5 million pre-tax net loss on sale of available-for-sale investment securities in the second quarter, as discussed previously. Excluding the loss on sale, non-interest income was $8.4 million for the nine months ended September 30, 2024. See the non-GAAP disclosure below.

Non-Interest Expense

Non-interest expense totaled $20.4 million for the third quarter of 2024, compared to $21.9 million for the prior quarter, a decrease of $1.5 million. The decrease was primarily due to a $1.5 million reduction in salaries and related benefits. This included the majority of the severance and salaries related to the reduction in force in the second quarter. At the same time we have redeployed resources to ensure staffing is aligned with our long-term strategic vision which resulted in the reduction in average full-time equivalent staff quarter over quarter. Additional third quarter decreases came from $574 thousand in charitable contributions as the annual grant program is paid out each year in the second quarter, as well as a $375 thousand reduction in other expense. These reductions were partially offset by an $836 thousand increase in professional services expense that included an accrual for a non-repeatable legal resolution of a Private Attorneys General Act / putative class action lawsuit of approximately $615 thousand with an after-tax estimated $0.04 impact to earnings-per-share.

Non-interest expense totaled $63.5 million for the nine months ended September 30, 2024, compared to $60.2 million for the same period of 2023, an increase of $3.3 million. The most significant increase was $2.2 million in salaries and related benefits, which included annual merit increases and $418 thousand in severance payments related to the staff reduction discussed above. Stock-based compensation expenses increased due to the accelerated vesting of an officer's awards due to retirement eligibility. Additionally, professional services increased by $1.3 million and deposit network fees increased by $845 thousand. Increases were partially offset by reductions in depreciation and amortization of $580 thousand, amortization of core deposit intangible of $282 thousand, and occupancy and equipment of $252 thousand.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)		September 30, 2024	June 30, 2024	December 31, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$436,960	$434,943	$439,062
Goodwill and core deposit intangible		(75,782)	(76,023)	(76,520)
Total TCE	a	361,178	358,920	362,542
Unrealized losses on HTM securities, net of tax[1]		(70,837)	(93,600)	(86,500)
Unrealized losses on HTM securities included in AOCI, net of tax [2]		7,951	8,222	8,761
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$298,292	$273,542	$284,803
Total assets		$3,792,833	$3,694,728	$3,803,903
Goodwill and core deposit intangible		(75,782)	(76,023)	(76,520)
Total tangible assets	c	3,717,051	3,618,705	3,727,383
Unrealized losses on HTM securities, net of tax[1]		(70,837)	(93,600)	(86,500)
Unrealized losses on HTM securities included in AOCI, net of tax		7,951	8,222	8,761
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,654,165	$3,533,327	$3,649,644
Bancorp TCE ratio	a / c	9.7%	9.9%	9.7%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	8.2%	7.7%	7.8%
Tangible Book Value Per Share
Common shares outstanding	e	16,083	16,278	16,158
Book value per share		$27.17	$26.72	$27.17
Tangible book value per share	a / e	$22.46	$22.05	$22.44
[1] Unrealized losses on held-to-maturity securities as of September 30, 2024, June 30, 2024 and December 31, 2023 of $100.6 million, $132.9 million, and $122.8 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $29.8 million, $39.3 million, and $36.3 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $3.3 million, $3.5 million, and $3.7 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

(in thousands, except per share amounts; unaudited)	Three months ended		Nine months ended
Net (loss) income	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net (loss) income (GAAP)	$4,570	$(21,902)	$(14,410)	$19,285
Adjustments:
Losses on sale of investment securities from portfolio repositioning	—	32,542	32,542	—
Related income tax benefit	—	(9,620)	(9,620)	—
Adjustments, net of taxes	—	22,922	22,922	—
Comparable net income (non-GAAP)	$4,570	$1,020	$8,512	$19,285
Diluted (loss) earnings per share
Weighted average diluted shares	16,066	16,108	16,076	16,017
Diluted (loss) earnings per share (GAAP)	$0.28	$(1.36)	$(0.90)	$1.20
Comparable diluted earnings per share (non-GAAP)	$0.28	$0.06	$0.53	$1.20
Return on average assets
Average assets	$3,763,660	$3,751,159	$3,775,320	$4,119,130
Return on average assets (GAAP)	0.48%	(2.35)%	(0.51)%	0.63%
Comparable return on average assets (non-GAAP)	0.48%	0.11%	0.30%	0.63%
Return on average equity
Average stockholders' equity	$435,645	$432,692	$434,773	$424,606
Return on average equity (GAAP)	4.17%	(20.36)%	(4.43)%	6.07%
Comparable return on average equity (non-GAAP)	4.17%	0.95%	2.62%	6.07%
Efficiency ratio
Non-interest expense	$20,417	$21,894	$63,480	$60,192
Net interest income	$24,269	$22,467	$69,430	$78,497
Non-interest income (GAAP)	$2,888	$(29,755)	$(24,113)	$8,272
Losses on sale of investment securities from portfolio repositioning	—	32,542	32,542	—
Non-interest income (non-GAAP)	$2,888	$2,787	$8,429	$8,272
Efficiency ratio (GAAP)	75.18%	(300.37)%	140.08%	69.37%
Comparable efficiency ratio (non-GAAP)	75.18%	86.70%	81.53%	69.37%

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million and expiring on July 31, 2025. Bancorp repurchased 220,000 shares totaling $4.2 million at an average price of $19.21 per share in the three and nine months ending September 30, 2024. There were no repurchases in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its third quarter financial results call via webcast on Monday, October 28, 2024 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and seven commercial banking offices located across 10 Northern California counties. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Selected operating data and performance ratios:
Net income (loss)	$4,570	$(21,902)	$(14,410)	$19,285
Diluted earnings (loss) per common share	$0.28	$(1.36)	$(0.90)	$1.20
Return on average assets	0.48%	(2.35)%	(0.51)%	0.63%
Return on average equity	4.17%	(20.36)%	(4.43)%	6.07%
Efficiency ratio	75.18%	(300.37)%	140.08%	69.37%
Tax-equivalent net interest margin	2.70%	2.52%	2.57%	2.66%
Cost of deposits	1.46%	1.45%	1.43%	0.61%
Cost of funds	1.46%	1.46%	1.43%	0.94%
Net charge-offs (recoveries)	$—	$26	$47	$(2)
Net charge-offs to average loans	NM	NM	NM	NM

(in thousands; unaudited)	September 30, 2024	June 30, 2024	December 31, 2023
Selected financial condition data:
Total assets	$3,792,833	$3,694,728	$3,803,903
Loans:
Commercial and industrial	$160,390	$169,247	$153,750
Real estate:
Commercial owner-occupied	318,712	325,091	333,181
Commercial non-owner occupied	1,266,377	1,267,841	1,219,385
Construction	39,326	51,239	99,164
Home equity	86,479	88,045	82,087
Other residential	150,573	114,054	118,508
Installment and other consumer loans	68,234	66,882	67,645
Total loans	$2,090,091	$2,082,399	$2,073,720
Non-accrual loans: [1]
Commercial and industrial	$7,483	$9,280	$4,008
Real estate:
Commercial owner-occupied	1,578	1,306	$434
Commercial non-owner occupied	29,229	21,458	3,081
Home equity	1,161	1,197	469
Installment and other consumer loans	432	438	—
Total non-accrual loans	$39,883	$33,679	$7,992
Classified loans (graded substandard and doubtful)	$52,430	$54,684	$32,324
Classified loans as a percentage of total loans	2.51%	2.63%	1.56%
Total accruing loans 30-89 days past due	$6,886	$2,176	$1,017
Total accruing loans 90+ days past due [1]	$—	$8,118	$—
Allowance for credit losses to total loans	1.47%	1.47%	1.21%
Allowance for credit losses to non-accrual loans	0.77x	0.91x	3.15x
Non-accrual loans to total loans	1.91%	1.62%	0.39%
Total deposits	$3,309,249	$3,213,777	$3,290,075
Loan-to-deposit ratio	63.16%	62.80%	63.03%
Stockholders' equity	$436,960	$434,943	$439,062
Book value per share	$27.17	$26.72	$27.17
Tangible book value per share	$22.46	$22.05	$22.44
Tangible common equity to tangible assets - Bank	9.32%	9.27%	9.53%
Tangible common equity to tangible assets - Bancorp	9.72%	9.92%	9.73%
Total risk-based capital ratio - Bank	15.82%	15.54%	16.62%
Total risk-based capital ratio - Bancorp	16.40%	16.46%	16.89%
Full-time equivalent employees	288	321	329
[1] There was one non-owner occupied commercial real estate loan 90 days past due and accruing interest as of June 30, 2024 that was in extended renewal negotiations and well-secured that was expected to be restored to a current payment status. However, as of September 30, 2024 the loan has been placed on non-accrual status due to ongoing negotiations, but with no expectations for actual losses. There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2023.

NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	September 30, 2024	June 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$229,172	$231,408	$30,453
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at September 30, 2024, June 30, 2024 and December 31, 2023)	888,804	904,610	925,198
Available-for-sale (at fair value; amortized cost of $393,066, $285,835 and $613,479 at September 30, 2024, June 30, 2024 and December 31, 2023, respectively; net of zero allowance for credit losses at September 30, 2024, June 30, 2024 and December 31, 2023)	368,188	252,917	552,028
Total investment securities	1,256,992	1,157,527	1,477,226
Loans, at amortized cost	2,090,091	2,082,399	2,073,720
Allowance for credit losses on loans	(30,675)	(30,675)	(25,172)
Loans, net of allowance for credit losses on loans	2,059,416	2,051,724	2,048,548
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	70,595	70,168	68,102
Operating lease right-of-use assets	19,745	20,460	20,316
Bank premises and equipment, net	7,010	7,263	7,792
Core deposit intangible, net	3,028	3,269	3,766
Interest receivable and other assets	74,121	80,155	74,946
Total assets	$3,792,833	$3,694,728	$3,803,903

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,473,379	$1,417,661	$1,441,987
Interest bearing:
Transaction accounts	181,001	178,712	225,040
Savings accounts	222,588	228,946	233,298
Money market accounts	1,156,483	1,121,336	1,138,433
Time accounts	275,798	267,122	251,317
Total deposits	3,309,249	3,213,777	3,290,075
Borrowings and other obligations	193	231	26,298
Operating lease liabilities	22,278	23,016	22,906
Interest payable and other liabilities	24,153	22,761	25,562
Total liabilities	3,355,873	3,259,785	3,364,841
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,082,881, 16,278,260 and 16,158,413 at September 30, 2024, June 30, 2024 and December 31, 2023, respectively	215,465	218,773	217,498
Retained earnings	247,983	247,477	274,570
Accumulated other comprehensive loss, net of taxes	(26,488)	(31,307)	(53,006)
Total stockholders' equity	436,960	434,943	439,062
Total liabilities and stockholders' equity	$3,792,833	$3,694,728	$3,803,903

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Interest income
Interest and fees on loans	$25,483	$25,109	$75,612	$73,541
Interest on investment securities	7,594	8,299	24,698	29,371
Interest on federal funds sold and due from banks	3,242	924	4,487	1,159
Total interest income	36,319	34,332	104,797	104,071
Interest expense
Interest on interest-bearing transaction accounts	339	274	874	758
Interest on savings accounts	565	511	1,447	545
Interest on money market accounts	8,714	8,641	25,804	11,365
Interest on time accounts	2,431	2,291	7,002	2,724
Interest on borrowings and other obligations	1	148	240	10,182
Total interest expense	12,050	11,865	35,367	25,574
Net interest income	24,269	22,467	69,430	78,497
Provision for credit losses on loans	—	5,200	5,550	1,275
Reversal of credit losses on unfunded loan commitments	(233)	—	(233)	(342)
Net interest income after provision for (reversal of) credit losses	24,502	17,267	64,113	77,564
Non-interest income
Wealth management and trust services	706	585	1,844	1,585
Service charges on deposit accounts	543	541	1,613	1,561
Earnings on bank-owned life insurance, net	426	421	1,282	1,438
Debit card interchange fees, net	423	444	1,275	1,458
Dividends on Federal Home Loan Bank stock	365	366	1,108	916
Merchant interchange fees, net	67	10	244	377
Gains (losses) on sale of investment securities	1	(32,542)	(32,541)	14
Other income	357	420	1,062	923
Total non-interest income	2,888	(29,755)	(24,113)	8,272
Non-interest expense
Salaries and related benefits	10,822	12,364	35,270	33,087
Occupancy and equipment	2,097	2,049	6,115	6,367
Professional services	1,879	1,043	4,000	2,677
Data processing	1,051	1,005	3,126	2,976
Deposit network fees	927	916	2,688	1,843
Federal Deposit Insurance Corporation insurance	582	426	1,443	1,424
Information technology	404	448	1,254	1,138
Depreciation and amortization	358	379	1,125	1,705
Directors' expense	293	306	916	893
Amortization of core deposit intangible	241	246	738	1,020
Charitable contributions	30	604	647	707
Other real estate owned	—	—	—	48
Other expense	1,733	2,108	6,158	6,307
Total non-interest expense	20,417	21,894	63,480	60,192
Income (loss) before provision for (benefit from) income taxes	6,973	(34,382)	(23,480)	25,644
Provision for (benefit from) income taxes	2,403	(12,480)	(9,070)	6,359
Net income (loss)	$4,570	$(21,902)	$(14,410)	$19,285
Net income (loss) per common share
Basic	$0.28	$(1.36)	$(0.90)	$1.21
Diluted	$0.28	$(1.36)	$(0.90)	$1.20
Weighted average shares:
Basic	16,038	16,108	16,076	16,002
Diluted	16,066	16,108	16,076	16,017
Comprehensive income:
Net income (loss)	$4,570	$(21,902)	$(14,410)	$19,285
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	8,041	559	4,032	(8,507)
Reclassification adjustment for realized losses on available-for-sale securities in net income	(1)	32,542	32,541	2,793
Reclassification adjustment for gains or losses on fair value hedges	(1,584)	282	(85)	367
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	385	403	1,149	1,325
Other comprehensive income (loss), before tax	6,841	33,786	37,637	(4,022)
Deferred tax expense (benefit)	2,022	9,981	11,119	(1,188)
Other comprehensive income (loss), net of tax	4,819	23,805	26,518	(2,834)
Total comprehensive income	$9,389	$1,903	$12,108	$16,451

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	September 30, 2024			June 30, 2024
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$238,378	$3,242	5.32%	$67,786	$924	5.39%
Investment securities [2,3]	1,207,545	7,661	2.54%	1,430,939	8,367	2.34%
Loans [1,3,4,5]	2,091,146	25,588	4.79%	2,059,273	25,215	4.84%
Total interest-earning assets [1]	3,537,069	36,491	4.04%	3,557,998	34,506	3.84%
Cash and non-interest-bearing due from banks	37,448			37,248
Bank premises and equipment, net	7,181			7,420
Interest receivable and other assets, net	181,962			148,493
Total assets	$3,763,660			$3,751,159
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$177,929	$339	0.76%	$197,535	$274	0.56%
Savings accounts	227,179	565	0.99%	226,985	511	0.90%
Money market accounts	1,147,786	8,714	3.02%	1,154,346	8,641	3.01%
Time accounts including CDARS	267,637	2,431	3.61%	260,602	2,291	3.54%
Borrowings and other obligations [1]	206	1	2.32%	10,909	148	5.35%
Total interest-bearing liabilities	1,820,737	12,050	2.63%	1,850,377	11,865	2.58%
Demand accounts	1,460,011			1,421,543
Interest payable and other liabilities	47,267			46,547
Stockholders' equity	435,645			432,692
Total liabilities & stockholders' equity	$3,763,660			$3,751,159
Tax-equivalent net interest income/margin [1]		$24,441	2.70%		$22,641	2.52%
Reported net interest income/margin [1]		$24,269	2.68%		$22,467	2.50%
Tax-equivalent net interest rate spread			1.41%			1.26%

	Nine months ended			Nine months ended
	September 30, 2024			September 30, 2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$110,337	$4,487	5.34%	$28,710	$1,159	5.32%
Investment securities [2,3]	1,388,825	24,907	2.39%	1,797,054	29,731	2.21%
Loans [1,3,4,5]	2,072,684	75,934	4.81%	2,108,840	73,938	4.62%
Total interest-earning assets [1]	3,571,846	105,328	3.87%	3,934,604	104,828	3.51%
Cash and non-interest-bearing due from banks	36,669			38,641
Bank premises and equipment, net	7,436			8,457
Interest receivable and other assets, net	159,369			137,428
Total assets	$3,775,320			$4,119,130
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$196,752	$874	0.59%	$244,688	$758	0.41%
Savings accounts	228,096	1,447	0.85%	293,709	545	0.25%
Money market accounts	1,150,911	25,804	2.99%	982,729	11,365	1.55%
Time accounts including CDARS	264,290	7,002	3.54%	172,991	2,724	2.11%
Borrowings and other obligations [1]	6,125	240	5.15%	260,973	10,182	5.14%
Total interest-bearing liabilities	1,846,174	35,367	2.56%	1,955,090	25,574	1.75%
Demand accounts	1,446,795			1,689,615
Interest payable and other liabilities	47,578			49,819
Stockholders' equity	434,773			424,606
Total liabilities & stockholders' equity	$3,775,320			$4,119,130
Tax-equivalent net interest income/margin [1]		$69,961	2.57%		$79,254	2.66%
Reported net interest income/margin [1]		$69,430	2.55%		$78,497	2.63%
Tax-equivalent net interest rate spread			1.31%			1.76%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $436 thousand for both the three months ended September 30, 2024 and June 30, 2024, and totaled $1.2 million and $927 thousand for the nine months ended September 30, 2024 and 2023, respectively.